CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                        (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR.,VICE PRESIDENT-
JANUARY 13, 1998                                          CORPORATE DEVELOPMENT
                                                        (405)848-8000, EXT. 257


               CHESAPEAKE ENERGY CORPORATION ANNOUNCES PROPERTY
              ACQUISITIONS IN WESTERN CANADA AND IN MID-CONTINENT

OKLAHOMA CITY, OKLAHOMA, JANUARY 13, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced its first two significant transactions of 1998. In these transactions, Chesapeake is paying $88 million to acquire approximately 107 Bcfe of proven reserves and significant future drilling opportunities.

                          RANGER OIL COMPANY ALLIANCE

Chesapeake has entered into an alliance with Calgary-based Ranger Oil Company (NYSE: RGO) to jointly develop a 3.2 million acre area of mutual interest in the Helmet, Midwinter, and Peggo areas (collectively, the "Helmet area") of northeastern British Columbia. Chesapeake will pay Ranger $50 million to acquire 67 billion cubic feet of gas equivalent (bcfe) of reserves, 5.2 bcfe of anticipated 1998 production, and approximately 160,000 net acres of leasehold. The effective date of the transaction is December 1, 1997 with closing scheduled for January 31, 1998. None of these reserves or production will be reflected in Chesapeake's 1997 calendar year-end results because of the January closing date.

The Helmet area is only suitable for a winter drilling program and the 12 well Ranger/Chesapeake Winter 1998 Drilling Program is now underway to develop reserves in the Jean Marie formation. During the past ten years, approximately 110 vertical and horizontal wells have been drilled in the area and proven reserves of approximately 450 Bcfe have been developed. The Jean Marie is located at a depth of approximately 4,000 feet and average completed well costs are $1.75 million per well.

Tom L. Ward, Chesapeake's President and Chief Operating Officer, stated, "We have been studying the Jean Marie formation and its considerable potential for over a year. Covering an immense area of over three million acres in northeastern British Columbia, we believe the Jean Marie is one of the most important gas formations being developed in western Canada. Ranger has been the foremost developer of this formation and owns the largest leasehold position in the play. We approached Ranger about our interest in the Helmet area in the spring of 1997 and subsequent discussions led to an agreement in principle in early December."

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, stated, "The Chesapeake/Ranger alliance is a clear win/win for both companies. Chesapeake gains access to a prized area where it has pursued entry for over a year. Helmet is attractive to us because of the large amount of gas in place (estimated at over 1.5 Tcfe), the introduction of horizontal drilling to the area which has made developing the reserves more economical, and the likelihood that Canadian to U.S. gas differentials will shrink considerably in the years ahead. Ranger wins by being able to undertake a more aggressive drilling program and by bringing in a partner that has demonstrated technological expertise in horizontal drilling.

The Ranger transaction provides Chesapeake with its second alliance in Canada and is complementary to our first alliance with Pan East Petroleum Corp. which is now underway. In the Pan East/Chesapeake 1998 Winter Drilling Program, we are scheduled to participate with a 50% interest in approximately ten wells, four of which will be drilled in the Helmet area.

The Ranger transaction incorporates several important features of Chesapeake's 1998 business strategy: concentrate on both developmental drilling and acquisitions in the Mid-Continent and in western Canada; continue to develop the company's significant Austin Chalk potential in Texas and Louisiana; and deliver high-impact exploration upside from our projects in the Tuscaloosa Trend in Louisiana, the Deep Wilcox Trend in Texas, the Lovington area in eastern New Mexico, and the Western Canadian Sedimentary Basin."

                             ENERVEST ACQUISITION

In the company's second acquisition of 1998, Chesapeake has agreed to purchase the Mid-Continent properties of privately-owned Enervest Management Company, L.C. for $38 million. The properties include approximately 40 Bcfe of proven reserves and are expected to produce approximately 4.5 Bcfe in 1998. Aubrey K. McClendon commented, "Chesapeake entered into this transaction because of the Enervest properties' upside potential and their location in close proximity to our Anadarko Basin properties recently acquired from AnSon. We are creating another valuable core area for Chesapeake in the Anadarko Basin, the nation's third largest gas basin, which is located in our operating backyard of western Oklahoma and southwest Kansas. Accordingly, Chesapeake anticipates acquiring additional Anadarko Basin properties from other private companies during the year."

                                     ####

CHESAPEAKE ENERGY CORPORATION IS AN INDEPENDENT OIL AND NATURAL GAS PRODUCER HEADQUARTERED IN OKLAHOMA CITY. THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY AND CORPORATE ACQUISITIONS IN MAJOR ONSHORE PRODUCING AREAS OF THE UNITED STATES AND CANADA.

THE INFORMATION IN THIS RELEASE INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT IN THE FUTURE MAY PROVE NOT TO HAVE BEEN ACCURATE. THOSE STATEMENTS, AND CHESAPEAKE ENERGY CORPORATION'S BUSINESS AND PROSPECTS, ARE SUBJECT TO A NUMBER OF RISKS, INCLUDING PRODUCTION VARIANCES FROM EXPECTATIONS, UNCERTAINTIES ABOUT ESTIMATES OF RESERVES, VOLATILITY OF OIL AND GAS PRICES, THE NEED TO DEVELOP AND REPLACE ITS RESERVES, THE SUBSTANTIAL CAPITAL EXPENDITURES REQUIRED TO FUND ITS OPERATIONS, ENVIRONMENTAL RISKS, DRILLING AND OPERATING RISKS, RISKS RELATED TO EXPLORATORY AND DEVELOPMENTAL DRILLING, COMPETITION, GOVERNMENT REGULATION, AND THE ABILITY OF THE COMPANY TO IMPLEMENT ITS BUSINESS STRATEGY. THESE AND OTHER RISKS ARE DESCRIBED IN THE COMPANY'S DOCUMENTS AND REPORTS THAT ARE AVAILABLE FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REPORT FILED ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997.